EXHIBIT 7.3

PLACEMENT AGREEMENT


        This Agreement is made and entered into as of this 31 st day of October 2006 by and between Charles Morgan Securities, Inc. ("CMS") and The Enlightened Gourmet, Inc. ("the Company").

        In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Purpose :The Company hereby engages CMS for the term specified in
        Paragraph 2 hereof to act as placement agent pursuant to the terms and conditions set forth herein in connection with a proposed private placement of up to $1.5 Million in convertible promissory notes
       (the "Securities") to a limited number of accredited investors
       (the "Offering").

2.	Term : This Agreement shall be effective from the date hereof until
        November 15, 2006, unless extended by the parties.

3.	Disclosure of Information.   Except as contemplated by the terms hereof
        or as required by applicable law, CMS shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as CMS determines to have a need to know.

4.	Closing; Placement and Fees .

        (a)	Conditions to CMS's Obligations .  The obligations of CMS
                hereunder are subject to the accuracy of the representations and warranties of the Company herein contained as of the date hereof, and, as of the closing date, to the performance by the Company of its obligations hereunder and to the following additional conditions:

               (i)	Due Qualification or Exemption .  (A) The Offering
                        contemplated by this Agreement shall become qualified or be exempt from qualification under the securities laws of the jurisdictions in which the Securities are contemplated to be offered not later than the closing date, subject to any filings to be made thereafter and
                       (B) at the applicable closing date no stop order
                        suspending the sale of the Securities shall have been issued, and no proceeding for that purpose shall have been initiated or threatened;

               (ii)	No Material Misstatements . It is represented by the
                        Company that the Company's filings with the SEC and any other materials disseminated by the Company to potential investors do not contain any untrue statement of fact, or omit to state a fact or other material required to be stated therein, which is necessary to make the statements, in light of the circumstances under which they were made, not misleading;

               (iii)	Compliance with Agreements .  The Company shall have
                        complied with all agreements and satisfied all conditions on its part to be performed as a condition to the sale of the Securities prior to each Closing;

               (iv)	Corporate Action.  The Company shall have taken all
                        corporate action necessary in order to permit the valid execution, delivery and performance of the Promissory Notes by the Company, including, without limitation, obtaining the approval of the Company's board of directors, for the execution and delivery of the Promissory Notes, the performance by the Company of its obligations hereunder and the Offering contemplated hereby, as well as any necessary restructuring of the capital structure of the Company required by CMS;

        (c)	Blue Sky . The Company shall take such action as is necessary to qualify the Securities for sale to the Investors under applicable securities (or "blue sky") laws of the states of the United States (or to obtain an exemption from such qualification).

        (d)	Placement Fees and Expenses . Upon Closing, the Company shall pay to CMS (to be paid directly from the escrowed funds raised) a commission (the "Cash Commission") equal to ten percent (10%) of the aggregate purchase price of the Securities sold to such investor, plus an additional three percent (3%) of the purchase price for non-accountable expenses ("Non-Accountable
                Expense Fee"). The Company shall also pay all expenses in connection with qualifying the Securities for sale to the Investors under applicable securities or blue sky laws of the states of the United States (or in obtaining an exemption from such qualification). These same fees are described in the Investment Banking Agreement between CMS and the Company and are not intended to be charged twice.

        In addition to the Cash Commission and the Non-Accountable Expense Fee, the Company shall receive placement agent warrants equivalent to 10% of the number of shares which would be issued by the Company if all Notes sold would be converted (ie. in the event that $1.5 Million in Notes is sold, the underlying shares would be 30 million; thus the Placement Agent would receive 3 million warrants). These warrants shall be exercisable at $0.06 (6 cents) per share. The holders of the warrants shall have the right to a traditional "cashless exercise". If at the time of the exercise of the warrants, there is not an effective registration statement covering resale of the shares being received upon exercise, then such stock certificate or certificates shall bear an appropriate legend referring to the registration requirements of the Securities Act of 1933; however, in such event, the Company shall prepare and file with the Securities and Exchange Commission within 90 days after Conversion a registration statement on Form SB-2 or S-1 or such other form as is appropriate in order to register the Converted Shares. In the event that the Company fails to file a registration statement within 90 days as set forth above; or fails to prosecute such registration in good faith, the Company shall be obligated to pay to CMS that number of additional placement agent warrants equal to 2,187,500 multiplied by (the dollar value of the Notes sold in the offering divided by $1,500,000).

5.	Expenses of CMS and its counsel:  In addition to the fees payable hereunder, and regardless of whether any transaction set forth above is consummated, the Company shall reimburse CMS for all fees and disbursements of CMS's legal counsel in an amount of $10,000 payable to Schrader & Schoenberg, LLP.  This fee is non-inclusive of any fees which may be incurred in connection with counsel's performance of its duties as an escrow agent to hold certain shares of stock in connection with the transaction.  This legal fee is payment solely for work performed on behalf of CMS in preparing the transaction documents being executed for the first round of financing (up to $1,500,000 in
        Notes).  Schrader & Schoenberg, LLP does not in any fashion represent the Company.

6 .	Liability of CMS:  The Company acknowledges that all opinions and advice
       (written or oral) given by CMS to the Company in connection with CMS's engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of CMS to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to CMS, or use CMS's name in any annual reports or any other reports or releases of the Company (except as required by law) without CMS's prior written consent.

7.	CMS's Services to Others:   The Company acknowledges that CMS is in the
        business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict CMS in conducting such business with respect to others, or in rendering such advice to others.

8.	Representations and Warranties of the Company.

        The Company represents and warrants to CMS that:

        (a)	Organization and Qualification .  The Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.  The Company is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a
                material adverse effect.

        (b)	Authorization; Enforcement .  (i) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and thereby and to issue the Securities in accordance with the terms hereof;
               (ii) the execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby (including without limitation the issuance of the Securities) have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its shareholders is required; (iii) this Agreement has been duly executed by the Company; and (iv) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting the rights of creditors generally and the application of general principles of equity.

        (c)	Issuance of Securities .  The Securities are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free from all taxes, liens, claims, encumbrances and charges with respect to the issue thereof, will not be subject to preemptive rights or other similar rights of stockholders of the Company, and will not impose personal liability on the holders thereof.

        (d)	No Conflicts; No Violation .  The execution, delivery and
                performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Securities) will not (i) conflict with or result in a violation of any provision of its Certificate of Incorporation or Bylaws or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default
               (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment (including without limitation, the triggering of any anti-dilution provision), acceleration or cancellation of, any agreement, indenture, patent, patent license, or instrument to which the Company is a party, or
               (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, breaches, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a material adverse effect).

        (e)	The Company is not in violation of its Certificate of
                Incorporation, Bylaws or other organizational documents and the Company is not in default (and no event has occurred which with notice or lapse of time or both could put the Company in default) under any agreement, indenture or instrument to which the Company is a party or by which any property or assets of the Company is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a material adverse effect.

        (f)	The Company is not conducting its business in violation of any law, ordinance or regulation of any governmental entity, the failure to comply with which would, individually or in the aggregate, have a material adverse effect.

        (g)	Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws or any listing agreement with any securities exchange or automated quotation system, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue and sell the Securities in accordance with the terms hereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

9.	Indemnification:  The placement agent and the Company have executed and delivered an indemnity letter, the form of which is attached hereto as Exhibit A . The placement agent and Company have entered into this Agreement in reliance on the indemnities set forth in such indemnity letter and the terms of the letter shall be considered to be part of this Agreement.

10.	Severability:  Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of the remainder of this Agreement.

11.	Miscellaneous:

        (a)	This Agreement between the Company and CMS constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

        (b) Any notice or communication permitted or required hereunder be in writing and shall be deemed sufficiently given if hand-delivered or sent postage prepaid by registered mail, return receipt requested, or by a recognized overnight courier service.

        (c)	This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

        (d)	This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document and a facsimile copy of a signed counterpart shall be deemed an original.

        (e)	No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

        (f) 	This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in New York City, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts in the Southern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.





CHARLES MORGAN SECURITIES, INC


By: /s/ PAUL E. TABOADA

Paul E. Taboada

President/ CEO



THE ENLIGHTENED GOURMET, INC


By: /s/ ALEXANDER L. BOZZI, III

 Alexander L. Bozzi III

 President and Chairman